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                                                                 Exhibit 10.15

                      AGREEMENT ON POST-CLOSING ADJUSTMENTS

                  This AGREEMENT is entered into as of the 20th day of August, 1996, among RMH TELESERVICES, INC., a Pennsylvania corporation formerly known as RMH Sales and Marketing Consulting, Inc. ("the Company"), Raymond J. Hansell ("Hansell"), MarySue Lucci Hansell ("Lucci"), ADVANTA PARTNERS LP, a Pennsylvania limited partnership and GLENGAR INTERNATIONAL INVESTMENTS LIMITED, a limited liability company organized in the British Virgin Islands. Hansell and Lucci are sometimes referred to herein as the "Principals."

                                   BACKGROUND

                  WHEREAS, on May 24, 1996, the parties to this Agreement entered into a Recapitalization and Stock Purchase Agreement (the "Recapitalization Agreement") (Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Recapitalization Agreement. All capitalized section headings referred to herein shall refer to the appropriate sections of the Recapitalization Agreement).

                  WHEREAS, on the Closing Date, the Company paid the Principals $15,436,975 in cash, reflecting the Cash Redemption Price, as adjusted in accordance with Section 2.2(c) less $500,000 in funds deposited in escrow pursuant to Section 10.5, as determined based upon the Preliminary Closing Balance Sheet as required under Section 2.2(c).

                  WHEREAS, in accordance with the procedures set forth in
Section 2.2(c), the parties hereto have agreed that the balance sheet prepared after Closing by Asher & Company, Ltd. as of and for the period ending on the Closing Date shall constitute the Closing Balance Sheet and now wish that the closing adjustments to the Cash Redemption Price be finally reconciled.

                  WHEREAS, pursuant to the Closing Balance Sheet and the workpapers relevant to the calculation of adjustments, all attached hereto as Exhibit A, the actual Cash Redemption Price is $436,980 greater than the estimated amount paid to the Principals at the Closing Date. The parties hereto now wish that the Company pay such difference to the Principals as required by the terms of the Recapitalization Agreement.

                  WHEREAS, the Recapitalization Agreement contemplated that the Company would repay any and all amounts of outstanding shareholder loans, including loans by the Principals to the Company (the "Principal Loans"), and that the Principals would repay any indebtedness of the Principals to the Company (the "Company Loans") at or prior to the Closing Date; however, neither the Principal Loans nor the Company Loans were satisfied at or prior to the Closing Date.

                  WHEREAS, the Closing Balance Sheet reveals that as of the Closing Date the amount of the outstanding indebtedness of the Company under the Principal Loans exceeded the
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amount of indebtedness of the Principals under the Company Loans by $56,117 (the
"Net Loan Amount").

                  WHEREAS, the parties hereto wish to resolve any remaining issues with respect certain covenants regarding tax matters set forth in Section 9.3.

                  NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

                 1. Agreement on Facts. The recitals to this Agreement are hereby agreed to and incorporated herein by reference.

                 2. Payment of Balance of Cash Redemption Price. Subject to the terms of this Agreement, the Company shall pay to the Principals the aggregate of Four Hundred Thirty-six Thousand Nine Hundred Eighty Dollars ($436,980) by check or wire transfer of funds to an account or accounts designated by the Principals. All of the parties hereto agree and acknowledge that such payment is in full satisfaction of the Company's obligation to pay the Cash Redemption Price under the Recapitalization Agreement.

                 3. Repayment of Shareholder Loans. Subject to the terms of this Agreement, the Company shall pay to the Principals the aggregate of Fifty-six Thousand One Hundred Seventeen Dollars ($56,117) representing the Net Loan Amount, by check or wire transfer of funds to an account or account designated by the Principals. All of the parties hereto agree and acknowledge that such payment by the Company of the Net Loan Amount is in full satisfaction of the Company's obligation to repay any and all outstanding principal and interest with respect to the Principal Loans and the Principal's obligation to repay any and all outstanding principal and interest with respect to the Company Loans.

                 4. Agreement With Respect to Tax Distributions. Each of the parties hereto agrees and acknowledges that the Company has fully satisfied its obligations with respect the Tax Distribution under the terms of Section 9.3(b) and has no further obligation to distribute, as a dividend or otherwise, any amount to the Principals in connection therewith. Each of the parties hereto further agrees and acknowledges that the Principals remain liable to the Company for the Transition Tax in accordance with the terms of Section 9.3(c).

                 5. Effective Time. This Agreement shall be effective upon execution by all of the parties hereto (the "Effective Date"). All amounts to be paid hereunder shall be paid in the manner contemplated herein as soon as practicable but not later than the close of business on the third day following the Effective Date.


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                 6.        Miscellaneous.

                           (a) Entire Agreement. This Agreement contains the
entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                           (b) Binding Nature of Agreement. This Agreement shall
be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

                           (c) Controlling Law. This Agreement and all questions
relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                           (d) Execution in Counterparts. This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                           (e) Provisions Separable. The provisions of this
Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                           (f) Paragraph Headings. The paragraph headings in
this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                           (g) Exhibits. All exhibits attached hereto are
incorporated by reference into and made a part of this Agreement.

                           (h) Number of Days. In computing the number of days
for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.


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                           IN WITNESS WHEREOF, the parties have executed and
delivered this Agreement as of the date first above written.

/s/ Raymond J. Hansell                        GLENGAR INTERNATIONAL
--------------------------                    INVESTMENTS LIMITED
Raymond J. Hansell
                                              By: /s/ Ian C. Crosby
                                                  --------------------------
                                                    Ian C. Crosby
                                                    Director: Montblanc (Directors) Limited
                                                    Sole corporate director: Glengar
/s/ Mary Sue Lucci Hansell                          International Investments Limited
--------------------------
MarySue Lucci Hansell


                                              RMH TELESERVICES, INC
ADVANTA PARTNERS LP
   By:  AP CAPITAL, INC., managing
  general partner                                  By: /s/ Anthony P. Brenner
                                                      --------------------------
   By: /s/ Mitchell L. Hollin                            Anthony P. Brenner,
       ----------------------------------                Chairman
       Mitchell L. Hollin, Vice President


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